Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Inotiv, Inc. (f/k/a Bioanalytical Systems, Inc.), pertaining to the Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan, of our report dated December 22, 2020 relating to the consolidated financial statements of Inotiv, Inc. (f/k/a Bioanalytical Systems, Inc.) appearing in the Annual Report on Form 10-K of Inotiv, Inc. for the year ended September 30, 2020.

Indianapolis, Indiana
November 12, 2021

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